EXHIBIT 23.1








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-72583, 333-87427, 333-40652, 333-56712,
333-59786,  333-66078,   333-67446,   333-71966,   333-76880,   333-116510,  and
333-85654) and Registration Statements on Form S-8 (Nos. 333-16529, 333-34002, 333-37366, 333-59200, 333-106733, 333-117460, and 333-117461) of Calpine
Corporation of our report dated March 31, 2005, except for the effects of discontinued operations described in Note 10 which is as of October 14, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.




/s/ PricewaterhouseCoopers LLP

Los Angeles, California
October 14, 2005